Exhibit 5.1
Reliance Steel & Aluminum Co.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071
November 7, 2007
Reliance Steel & Aluminum Co.
350 S. Grand Avenue
51st Floor
Los Angeles, CA 90071
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     I am the Vice President and General Counsel of Reliance Steel & Aluminum Co., a California corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), of a Registration Statement on Form S-8 (File No. 333-                    ) (the “Registration Statement”) relating to the issuance of up to 3,100,000 shares of the Company’s common stock, no par value, (the “Securities”), which may be issued by the Company pursuant to the Reliance Steel & Aluminum Co. Master 401(k) Plan, the Earle M. Jorgensen Retirement Savings Plan, and/or the Precision Strip Retirement and Savings Plan (collectively, the “Plans”).
     In so acting, I have reviewed the Registration Statement and have examined and relied upon the original or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents, certificate, and other instruments, and such factual information otherwise supplied to me by the Company as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.
     In making my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In addition, with respect to documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and that the execution thereof was duly authorized by requisite actions, corporate or other, and that the execution and delivery of the documents by such parties created legally binding and valid obligations of such parties. As to facts material to the opinion expressed herein that I have not independently verified, I have relied upon statements and representations of other officers and representatives of the Company or its affiliates.
     I am admitted to the Bar of the State of California and do not purport to be an expert on or express any opinion concerning any law other that the substantive law of the State of California.

-i-

     On the basis of and subject to the forgoing, I am of the opinion that the Securities, if and when issued and sold pursuant to the Plans and the Registration Statement, will, under the laws of the State of California, be duly and validly issued, fully paid, and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the preceding paragraph, is not to be used, circulated or quoted for any purpose or otherwise referred to or relied upon by any person without the express written permission of the Company and me.

Sincerely yours,
/s/ KAY RUSTAND
Kay Rustand
Vice President and General Counsel

-ii-